EXHIBIT 21

SUBSIDIARIES OF
CHEMICAL FINANCIAL CORPORATION

Subsidiaries		Ownership Percentage	State or Other Jurisdiction of Incorporation

Chemical Bank		(1)	Michigan
CFC Financial Services, Inc.
—	also operates under d/b/a Chemical Financial Advisors	(2)	Michigan
CFC Title Services, Inc.		(1)	Michigan
CFC Capital, Inc.		(2)	Michigan
First of Huron Capital Trust I		(1)	Delaware
First Place Capital Trust		(1)	Delaware
First Place Capital Trust II		(1)	Delaware
First Place Capital Trust III		(1)	Delaware
InSite Capital, LLC		(1)	Michigan
Port Huron CDE, LLC		(2)	Michigan

(1)	100% owned by Chemical Financial Corporation.
(2)	100% owned by Chemical Bank.